neah power SySTEMS ANNOUNCES AN INITIAL ORDER FOR ITS

POWERCHIPTM FUEL CELL From A MAJOR U. S. DEFENSE CONTRACTOR

            Bothell, WA, June 26, 2012 – Neah Power Systems, Inc., (OTCBB: NPWZ) www.neahpower.com, a developer of power solutions using proprietary, award winning technology for the military, transportation, and portable electronic devices, announced today that it has received an initial purchase order for its PowerchipTM fuel cell from a Fortune 150, US-based defense supplier.

            The initial order is for one 25-Watt PowerchipTM fuel cell.  The defense supplier is exploring the use of Neah’s PowerchipTM fuel cell for a range of applications including soldier power, remote power stations, and unmanned underwater and aerial vehicles. The terms of the purchase order require the Company to ship the unit within ten weeks upon receipt of the order, and the payment terms require the customer to pay within fifteen days of receipt of the unit.  Neah anticipates additional purchase orders from this customer throughout the remainder of calendar 2012, with broader adoption in 2013.

            Neah CEO, Dr. Chris D’Couto stated “Receiving our first initial order from a top tier defense contractor marks an important moment and a significant milestone in the history of our company. Neah’s patented, award winning PowerchipTM technology with its proprietary all-liquid fuel and oxidant system has opened up a growing universe of applications that were previously considered unsuitable for fuel cells. The higher power density and lower manufacturing costs found in our units allows Neah to offer differentiated and competitive products for a variety of defense, commercial and consumer customers.

            “This order adds significant credibility to our technology as companies look at efficient and effective alternatives to traditional power supplies.  We are working diligently with this customer through the testing phase of the PowerchipTM unit, and we are optimistic our technology will continue to exceed expectations,” concluded Dr. Chris D’Couto.

###

About Neah Power

Neah Power Systems, Inc. (NPWZ.OB) is a developer of long-lasting, efficient and safe power solutions for the military, transportation, and portable electronics applications. Neah uses a unique, patented and award winning, silicon-based design for its PowerchipTM micro fuel cells that enable higher power densities, lower cost and compact form-factors. Previous awards include the 2012 ZINO Green finalist, the 2010 WTIA finalist, and 2010 Best of What’s NewTM Popular Science and other awards. The Company’s micro fuel cell system can run in aerobic and anaerobic modes.

Further Company information can be found at www.neahpower.com.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-K for the fiscal year ended September 30, 2011 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2012 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.

Contact:

Investors:

S.M. Berger & Company

Andrew Berger

andrew@smberger.com

(216) 464-6400

Company:

Marianne Breum

info@neahpower.com

(425) 424-3324